EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statements (Forms S-8 Nos. 333-175634 and 333-217798) pertaining to the 2010 Stock Option Plan of Encore Wire Corporation, and

2)	Registration Statements (Forms S-8 Nos. 333-86620 and 333-138165) pertaining to the 1999 Stock Option Plan of Encore Wire Corporation;
of our reports dated February 22, 2019, with respect to the financial statements of Encore Wire Corporation and the effectiveness of internal control over financial reporting of Encore Wire Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2018.
/s/ Ernst & Young LLP
Dallas, Texas
February 22, 2019